 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Stonegate Mortgage Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-201507) on Form S-3 and the registration statements (Nos. 333-192554, 333-192556, and 333-192557) on Form S-8 of Stonegate Mortgage Corporation of our report dated March 6, 2015, with respect to the consolidated balance sheets of Stonegate Mortgage Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2014 annual report on Form 10-K of Stonegate Mortgage Corporation.
/s/ KPMG LLP
Indianapolis, Indiana
March 6, 2015